SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number   0-11718
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                              Stevia Company, Inc.
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             (Exact name of registrant as specified in its charter)

         1940 E. Devon, Elk Grove Village, Illinois 60007, (847) 956-0471
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      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, No Par Value
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            (Title of each class of securities covered by this Form)

                                  Not Applicable
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      Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [x]              Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(1)(ii)    [ ]              Rule 12h-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(i)     [ ]              Rule 12h-3(b)(2)(ii)     [ ]
         Rule 12g-4(a)(2)(ii)    [ ]              Rule 15d-6               [ ]
         Rule 12h-3(b)(1)(i)     [ ]

     Approximate number of holders of record as of the certification or notice
date:    0

     Registrant was judicially dissolved on April 15, 1999.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Stevia Company, Inc., has caused this certification and notice to be signed on its behalf of the undersigned duly authorized person.

Date:  April 16, 1999              By:    /s/ Lauane C. Addis /s/
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                                      Lauane C. Addis